Exhibit 99.1

VINEYARD NATIONAL BANCORP ANNOUNCES
COMPLETION OF RANCHO BANK ACQUISITION

Corona, Calif. (August 1, 2006) - Vineyard National Bancorp (the “Company”) (NASDAQGS:VNBC), the parent company for Vineyard Bank N.A. (“Vineyard”), announced today the completion of its acquisition of Rancho Bank, a California-chartered commercial bank headquartered in San Dimas, Calif., on July 31, 2006. Rancho Bank shareholders will receive cash consideration of $38.50 for each share of Rancho Bank common stock and $38.50 less the exercise price for each stock option outstanding, giving the transaction a total value of approximately $57.8 million.

As of today all Rancho Bank banking centers will operate under the Vineyard Bank name. The merger adds the former Rancho Bank’s four banking centers to Vineyard’s 12, for a total of 16 banking centers and four loan production offices. Vineyard’s products and services will be offered at the four new banking center locations starting today.

As of June 30, 2006, the combined institutions produced:

•	Total assets of approximately $2.1 billion, with loans of approximately $1.7 billion and increased portfolio diversification of the Company’s lending specialties;

•	Total deposits of approximately $1.7 billion, with demand deposits increasing by more than 50 percent of the Company’s stand-alone total;

•	Accretion to the Company’s earnings per share;

•	Reduction of overall core funding costs, with Rancho Bank’s cost of funds of less than 75 basis points for 2005;

•	Revenue enhancement through the redeployment of Rancho Bank’s excess liquidity into higher yielding loan products;

•	Cost savings in excess of 30 percent, principally in redundant administrative infrastructure; and

•
Expanded geographic footprint with a combined deposit franchise consisting of 16 full-service banking centers located in the counties of Los Angeles, Marin, Orange, Riverside, San Bernardino and San Diego, Calif.

“As separate organizations, Vineyard and Rancho Bank already shared a commitment to community banking. We continue to be dedicated to providing customers with exceptional banking experiences,” said Norman Morales, president and chief executive officer of the Company. “Since announcing the merger, we have been working closely with Rancho Bank on the integration of their employees and client base into Vineyard. The expanded footprint of Vineyard provides our relationships with a larger bank network and increased opportunities.”

The Company is a bank holding company with headquarters in Corona, and the parent company of Vineyard, also with headquarters in Corona. Vineyard now operates through 16 full-service banking centers and four loan production offices located in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The Company’s common stock is traded on the NASDAQ Global Market System under the ticker symbol “VNBC.”

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations:
1260 Corona Pointe Court, Corona, CA 92879 Tel: 951-271-4232 Fax: 951-278-0041 E-mail address: shareholderinfo@vineyardbank.com